Perma-Fix Reports 30% Revenue Growth and Positive Net Income for the Second Quarter of 2019

ATLANTA – August 8, 2019 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2019.

Second quarter 2019 financial highlights:

●	Revenue for the second quarter of 2019 increased by 30.2% to $17.1 million versus $13.2 million for the same period last year
●	Services Segment revenue for the second quarter of 2019 increased by 75.4% to $7.0 million versus $4.0 million for the same period last year
●	Treatment Segment revenue for the second quarter of 2019 increased by 10.4% to $10.1 million versus $9.1 million for the same period last year
●	Gross profit for the second quarter of 2019 increased by 60.1% to $3.3 million versus $2.0 million for the second quarter of 2018, due in part to a reduction in closure costs for the Company’s East Tennessee Materials and Energy Corporation (M&EC) facility
●	Achieved adjusted EBITDA (defined below) of $1.0 million compared to $846,000 for the same period last year (see reconciliation to GAAP below)

Mark Duff, President and CEO of the Company, commented, “I am pleased to report we achieved solid revenue growth in both our Treatment and Services Segment, as well as $1.0 million of Adjusted EBITDA and positive net income for the second quarter of 2019. We believe that this improvement reflects the success of our strategic business development initiatives as well as our efforts to further streamline the business. Contributing to our growth was the recent award of several substantial contracts, commencing in the second quarter of 2019. As a result, Services Segment revenue for the second quarter of 2019 increased by 75.4% to $7.0 million. We did not recognize the full benefit of these contracts in the second quarter and, as a result, expect a sequential increase in revenue for the third quarter of 2019. We are also aggressively bidding on additional contracts, which if successful, we believe could provide further upside potential in 2019 and over the next few years. Towards this end, we recently announced the addition of three proven senior management executives with significant experience in the nuclear and environmental industries.”

“Within the Treatment Segment, revenue increased by 10.4% to $10.1 million, due in part to our strategic efforts to diversify our revenue streams. We recently completed the closure of our M&EC facility, which consolidates waste treatment capabilities within the three remaining facilities. At the same time, we continue to upgrade our facilities and deploy new technologies that we believe position us to support new procurements within the U.S Department of Energy (DOE).”

Financial Results

Revenue for the second quarter of 2019 was approximately $17.1 million versus approximately $13.2 million for the same period last year. Revenue from the Services Segment was $7.0 million versus $4.0 million for the same period in 2018. The increase in our Services Segment revenues was attributed to the award of several contracts/task orders for project work in the latter part of the first quarter of 2019 and into the second quarter of 2019. Revenue for the Treatment Segment was $10.1 million for the second quarter of 2019, as compared to $9.1 million for the same period in 2018. The increase was primarily due to higher averaged price waste from waste mix.

Gross profit for the second quarter of 2019 was $3.3 million versus $2.0 million for the second quarter of 2018. Gross profit for the second quarter of 2019 included additional closure costs recorded in the amount of approximately $165,000 as the Company finalizes costs in connection with the closure of its M&EC facility. Gross profit for the second quarter of 2018 included approximately $1.2 million of additional closure costs recorded for our M&EC facility. Excluding the additional closure costs in both periods, gross profit for the second quarter of 2019 was $3.4 million versus $3.3 million, an increase of approximately $178,000 or 5.5%.

Operating income for the second quarter of 2019 was $344,000 versus an operating loss of $799,000 for the second quarter of 2018. Operating income for the second quarter of 2019 and operating loss for the same period of 2018 included the closure costs of $165,000 and $1.2 million, respectively, as discussed above. Net income attributable to common stockholders for the second quarter of 2019 was $289,000 or $0.02 per share, versus $610,000 or $0.05 per share for the second quarter of 2018. Net income attributable to common stockholders for the second quarter of 2018 included a net gain of approximately $1.6 million resulting from the exchange of the Series B Preferred Stock of the Company’s M&EC subsidiary for the Company’s Common Stock in a private placement exchange offer, which was consummated on May 30, 2018.

The Company had Adjusted EBITDA of $1.0 million from continuing operations during the quarter ended June 30, 2019, as compared to Adjusted EBITDA of $846,000 for the same period of 2018. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, closure costs accrued for M&EC subsidiary and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2019	2018	2019	2018
Income (loss) from continuing operations	$373	$788	$(177)	$1,040

Adjustments:
Depreciation & amortization	317	359	641	731
Interest income	(107)	(81)	(188)	(130)
Interest expense	107	62	194	115
Interest expense - financing fees	60	9	70	18
Income tax expense	6	19	45	70

EBITDA	756	1,156	585	1,844

Research and development costs related to Medical Isotope project	80	71	154	172
Closure costs accrued for M&EC subsidiary	165	1,215	330	1,215
Net gain on exchange offer of Series B Preferred Stock of M&EC	—	(1,596)	—	(1,596)

Adjusted EBITDA	$1,001	$846	$1,069	$1,635

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Six Months Ended
	June 30, 2019			June 30, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,094	$7,041	$—	$19,999	$8,844	$—
Gross profit	2,627	644	—	5,584	188	—
Segment profit (loss)	1,605	137	(80)	3,442	(875)	(154)

	Three Months Ended			Six Months Ended
	June 30, 2018			June 30, 2018
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,146	$4,014	$—	$18,105	$7,712	$—
Gross profit	1,523	520	—	4,303	1,060	—
Segment profit (loss)	2,014	116	(71)	3,707	31	(172)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, August 8, 2019. The call will be available on the Company’s website at www.perma-fix.com, or by calling 844-369-8770 for U.S. callers, or +1 862-298-0840 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. August 15, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 52888.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: benefits of new contracts; sequential increase in revenue for the third quarter of 2019; aggressively bidding on new contracts which we believe could provide further potential in 2019 and over the next few years; and upgrade facilities and deploy new technologies to position us to support new procurements within the DOE. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; failure of Congress to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2018 Form 10-K and Forms 10-Q for quarters ended March 31, 2019 and June 30, 2019. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2019	2018	2019	2018

Net revenues	$17,135	$13,160	$28,843	$25,817
Cost of goods sold	13,864	11,117	23,071	20,454
Gross profit	3,271	2,043	5,772	5,363

Selling, general and administrative expenses	2,705	2,640	5,603	5,420
Research and development	223	219	450	451
Gain on disposal of property and equipment	(1)	(17)	(1)	(25)
Income (loss) from operations	344	(799)	(280)	(483)

Other income (expense):
Interest income	107	81	188	130
Interest expense	(107)	(62)	(194)	(115)
Interest expense-financing fees	(60)	(9)	(70)	(18)
Other	95	—	224	—
Net gain on exchange offer of Series B Preferred Stock of subsidiary	—	1,596	—	1,596
Income (loss) from continuing operations before taxes	379	807	(132)	1,110
Income tax expense	6	19	45	70
Income (loss) from continuing operations, net of taxes	373	788	(177)	1,040

Loss from discontinued operations (net of taxes of $0)	(115)	(206)	(267)	(363)
Net income (loss)	258	582	(444)	677

Net loss attributable to non-controlling interest	(31)	(28)	(61)	(68)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$289	$610	$(383)	$745

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.03	$.07	$(.01)	$.09
Discontinued operations	(.01)	(.02)	(.02)	(.03)
Net income (loss) per common share	$.02	$.05	$(.03)	$.06

Number of common shares used in computing net income (loss) per share:
Basic	12,054	11,813	12,008	11,780
Diluted	12,122	11,913	12,008	11,849

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(Amounts in Thousands, Except for Share and Per Share Amounts)	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and equivalents	$384	$810
Account receivable, net of allowance for doubtful accounts of $142 and $105, respectively	7,747	7,735
Unbilled receivables	6,158	3,105
Other current assets	7,618	3,001
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	98	107
Total current assets	22,005	14,758

Net property and equipment	15,566	15,739
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81

Operating lease right-of-use assets	2,667	—

Intangibles and other assets	22,256	26,746
Other assets related to discontinued operations	78	118
Total assets	$62,653	$57,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,174	$21,155
Current liabilities related to discontinued operations	311	356
Total current liabilities	22,485	21,511

Long-term liabilities	12,942	8,835
Long-term liabilities related to discontinued operations	967	963
Total liabilities	36,394	31,309
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,062,081 and 11,944,215 shares issued, respectively; 12,054,439 and 11,936,573 shares outstanding, respectively	12	12
Additional paid-in capital	108,110	107,548
Accumulated deficit	(80,013)	(79,630)
Accumulated other comprehensive loss	(206)	(214)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	27,815	27,628
Non-controlling interest in subsidiary	(1,556)	(1,495)
Total stockholders’ equity	26,259	26,133

Total liabilities and stockholders’ equity	$62,653	$57,442